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                                                                       Exhibit 5

                    [ROPES & GRAY LETTERHEAD APPEARS HERE]


                                     December 28, 1999



Renaissance Worldwide, Inc.
52 Second Avenue
Waltham, Massachusetts  02451

     Re:  Renaissance Worldwide, Inc.
          ---------------------------

Ladies and Gentlemen:

     This opinion is furnished to you in connection with a registration statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 720,000 shares of Common Stock, no par value (the "Shares"), of Renaissance Worldwide, Inc. a Massachusetts corporation (the "Company").

     We have acted as counsel for the Company and are familiar with the action taken by the Company in connection with the Company's 1996 Employee Stock Purchase Plan and 1998 Directors Stock Plan (collectively, the "Plans"). For purposes of this opinion, we have examined the Plans and such other documents, records, certificates, and other instruments as we have deemed necessary.

     We express no opinion as to the applicability of compliance with or effect of federal law or the law of any jurisdiction other than The Commonwealth of Massachusetts.

     Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued and sold and consideration received therefor by the Company in accordance with the terms of the Plans, the Shares will be validly issued, fully paid, and non-assessable.

     We, hereby, consent to your filing this opinion as an exhibit to the Registration Statement. It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

                                     Very truly yours,



                                      /s/ Ropes & Gray

                                     Ropes & Gray